Exhibit 99.3

SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK

--------------------------------------------------------------------------------	x
LOUISIANA MUNICIPAL POLICE	:
EMPLOYEES’ RETIREMENT	:
SYSTEM, RETIREMENT BOARD OF	:
ALLEGHENY COUNTY and CHARLES	:
CURRIE, Derivatively on Behalf of	:
Nominal Defendant MONSTER	:
WORLDWIDE, INC.,	:
:
Plaintiffs,	:	INDEX NO. 108700/06
v.	:

PAUL CAMARA, THOMAS G.	:
COLLISON, GEORGE R. EISELE,	:
JOHN R. GAULDING, MICHAEL	:
KAUFMAN, RONALD J. KRAMER,	:
ANDREW J. MCKELVEY, JOHN	:
McLAUGHLIN, JOHN SWANN,	:
JEFFREY C. TAYLOR, JAMES J.	:
TREACY, ROBERT O’CONNELL,	:
MICHAEL SILECK, BRIAN FARREY,	:
PETER DOLPHIN, BRAD BAKER,	:
CHRIS POWER, DAVID HOSOKAWA,	:
STEVE POGORZELSKI, STUART	:
McKELVEY and MYRON	:
OLESNYCKYJ,	:
:
Defendants,	:
:
-and-	:
:
MONSTER WORLDWIDE, INC.,	:
:
Nominal	:
Defendant.	:
:
--------------------------------------------------------------------------------	x

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

x

:
IN RE MONSTER WORLDWIDE, INC.	:	INDEX NO. 1:06_CV_04622 (NRB)
STOCK OPTION DERIVATIVE	:
LITIGATION	:
x

NOTICE OF SETTLEMENT OF

SHAREHOLDER DERIVATIVE ACTION

TO:         ALL CURRENT SHAREHOLDERS OF MONSTER WORLDWIDE, INC. COMMON STOCK

YOU ARE HEREBY NOTIFIED, pursuant to Section 626(d) of the New York Business Corporation Law and an Order of Supreme Court of the State of New York, New York County (the “State Court”), and pursuant to Rule 23.1 of the Federal Rules of Civil Procedure and an Order of the U.S. District Court for the Southern District of New York (the “Federal Court”), that a proposed settlement (the “Settlement”) has been reached in the above_captioned consolidated shareholder derivative actions, Louisiana Municipal Police Employees’ Retirement System, et al. v. Paul Camara et al., 06_108700 pending in the Supreme Court of the State of New York (the “State Action”), and In re Monster Worldwide, Inc. Stock Option Derivative Litigation, 06_cv_04622 pending in the U.S. District Court for the Southern District of New York (the “Federal Action,” collectively the “Actions”), with defendants Brad Baker, Paul Camara, Thomas Collison, Peter Dolphin, George Eisele, Brian Farrey, John Gaulding, David Hosokawa, Michael Kaufman, Ronald Kramer, John McLaughlin, Andrew J. McKelvey, Robert O’Connell, Myron Olesnyckyj, Steve

Pogorzelski, Chris Power, Michael Sileck, David Stein, John Swann, and Jeffrey Taylor (collectively, the “Settling Defendants”), subject to court approval.

A hearing will be held before the Honorable Eileen Bransten of the New York State Supreme Court, at the New York County Courthouse, 60 Centre Street, Room 442, New York, New York 10007, on October 2, 2008, at 2:30 p.m. (the “Hearing”), to determine whether the proposed settlement of the Actions should be approved by the Court as fair, reasonable, and adequate and in the best interests of Monster Worldwide, Inc. (“Monster” or the “Company”), and to consider the application of plaintiffs’ counsel for attorneys’ fees and expenses.  The terms of the Settlement are set forth in the Stipulation and Agreement of Settlement of Derivative Litigation (the “Settlement Agreement”), dated May 7, 2008, which was filed in the Actions on July 28, 2008.

This notice was prepared by the parties to the Settlement, who are requesting that the State Court approve the Settlement after the Hearing noticed herein and that both the State Court and the Federal Court issue orders of judgment dismissing certain claims with prejudice upon such approval in accordance with the Settlement Agreement, and is being disseminated pursuant to the Order entered by the State Court on July 28, 2008, and the Order entered by the Federal Court on June 11, 2008.

IF YOU ARE A CURRENT SHAREHOLDER OF MONSTER WORLDWIDE, INC., YOUR RIGHTS MAY BE AFFECTED BY THE SETTLEMENT OF THE ACTIONS.

BACKGROUND OF THE LITIGATION

1.             By order, three shareholder derivative actions filed in the Supreme Court of the State of New York in New York County—Currie v. Camara, et al., 06_108700, Ret. Bd. of Allegheny County v. Camara, et al., 06_602205 and Louisiana Mun. Police

Employees’ Ret. Sys. v. McKelvey, et al., 06_602549—were consolidated and re_captioned Louisiana Municipal Police Employees’ Retirement System, et al. v. Paul Camara et al., 06_108700.  The Court appointed Louisiana Municipal Police Employees’ Retirement System and Retirement Board of Allegheny County as co_lead plaintiffs (“State Lead Plaintiffs”) and designated the law firms of Bernstein Litowitz Berger & Grossmann LLP and Schiffrin Barroway Topaz & Kessler, LLP as co_lead counsel for the Lead Plaintiffs (“State Lead Plaintiffs’ Counsel”).

2.             By order dated October 20, 2006, three shareholder derivative actions filed in the U.S. District Court for the Southern District of New York—Parnes, et al. v. McKelvey, et al., 06_cv_04622, Philadelphia Bd. of Pensions and Ret. v. McKelvey, et al., 06_cv_05763 and Nat’l Roofing Indus. Pension Plan v. McKelvey, et al., 06_cv_06093—were consolidated and re_captioned In re Monster Worldwide, Inc. Stock Option Derivative Litigation, 06_cv_04622 (the “Federal Action”).  The Court appointed Ruthy Parnes, City of Philadelphia Board of Pensions and Retirement, and National Roofing Industry Pension Plan (“Federal Lead Plaintiffs” and together with the State Lead Plaintiffs, “Lead Plaintiffs”).  The Court also appointed Wolf Haldenstein Adler Freeman & Herz LLP, Barrack, Rodos & Bacine, and Coughlin Stoia Geller Rudman & Robbins LLP as co_lead counsel for the Lead Plaintiffs (“Federal Lead Plaintiffs’ Counsel” and together with State Lead Plaintiffs’ Counsel, “Lead Plaintiffs’ Counsel”).

3.             On December 1, 2006, State Lead Plaintiffs filed an Amended and Consolidated Verified Shareholder Derivative Complaint (the “State Complaint”) in the State Action.  The State Complaint alleges claims against certain Monster directors, officers and employees, including the Settling Defendants, for granting, obtaining, approving and/or involvement in the issuance of backdated stock options.  The State Complaint asserts claims for an accounting, breach of fiduciary duties, aiding and abetting a breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, and rescission.  State Lead Plaintiffs allege that Monster suffered damages as a result.

4.             On December 21, 2006, Federal Lead Plaintiffs filed a Consolidated and Amended Verified Derivative Action Complaint (the “Federal Complaint”) was filed in the Federal Action, which similarly alleges claims against certain Monster directors, officers and employees, including the Settling Defendants, for granting, obtaining, approving, and/or involvement in the issuance of backdated stock options.  The Federal Complaint asserts claims for violations of Sections 14(a) and 10(b) of the Securities Exchange Act of 1934, an accounting, breach of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, rescission, and for a constructive trust.

5.             The litigation efforts of the Company, the Monster SLC and its counsel, and Lead Plaintiffs and their counsel, were a material cause of each of the reforms and monetary recoveries agreed to in the Settlement.

CERTAIN DEFINITIONS

6.             As used herein, the following terms have the meanings specified below:

(a)           “Claims” means any and all claims (including for costs, expenses, and attorneys’ fees), demands, rights, indemnities counter_claims, cross_claims, or causes of action that were asserted in the State Action and the Federal Action, or that could have been asserted, whether as claims, counter_claims, or cross_claims, whether such claims are known or unknown, which arise out of or are based upon or relate to the allegations, transactions, facts, matters or occurrences, representations, or omissions involved, set forth, or referred to in the State Complaint or in the Federal Complaint, or that relate to the prosecution of the State Action and the Federal Action, the Monster SLC, or actions taken by the Company at the direction of the Monster SLC, but does not include non_derivative claims asserted in In re Monster Worldwide, Inc. Securities Litigation, 07 CV 2237 (S.D.N.Y.) (JSR), any claims, counter_claims, cross_claims, or causes of action that were asserted in Taylor v. Monster Worldwide, Inc., No. 06_cv_8322 (S.D.N.Y.) (AKH), or that could have been asserted based upon claims relating to the administration and management of the Monster Worldwide, Inc. 401(k) Savings Plan, or any claims by Settling Defendants for advancement of legal fees, expenses or indemnification as discussed in paragraph 8 of the Settlement Agreement.

(b)           “Effective Date” means the first date by which all of the events and conditions specified in paragraph 24 of the Settlement Agreement have been met and have occurred.

(c)           “Final” means:  (i) the date of final affirmance on an appeal of the Judgment; (ii) the date of final dismissal of any appeal from the Judgment; or (iii) if no appeal is filed, the expiration date of the time for filing or noticing any appeal from the State Court’s Judgment approving the Settlement Agreement.  Any proceeding or order, or any appeal pertaining solely to an application for attorneys’ fees, costs, or expenses, shall not in any way delay or preclude the Judgment from becoming Final.

(d)           “Hearing” means the settlement hearing in State Court to consider the fairness of the Settlement Agreement.

(e)           “Stage I Recovery” means the recovery by the Company from the Settling Defendants as set forth on Exhibits B and C.  This includes the recovery from Settling Defendant Andrew J. McKelvey, constituting $8,000,000 plus the conversion of his shares of Class B Common Stock into shares of Class A Common Stock, plus the cancellation of Anthony Bonica’s options and restricted stock, and the recovery from three non-defendants:  Margaretta Noonan, Roxane Previty, and Nancy Rooney.

(f)            “Stage II Legal Claims” means all Claims on behalf of Monster against defendants Stuart McKelvey and James Treacy, as well as against any additional persons, other than the Settling Defendants, that the Monster SLC deems appropriate.

REASONS FOR THE SETTLEMENT

7.             The Settlement is intended fully, finally and forever to resolve, discharge and settle the Claims with prejudice among and between Monster, the Monster SLC, Lead Plaintiffs, and the Settling Defendants (collectively, the “Parties”).

8.             The Parties recognize that the Actions have been filed by the Lead Plaintiffs and defended by the Settling Defendants and Monster in good faith and with adequate basis in fact, that the Actions are being voluntarily settled after advice of counsel and that the terms of the Settlement Agreement are fair, adequate and reasonable.  The Settlement Agreement shall not be construed or deemed to be evidence of or an admission or concession of any liability, negligence, fault or wrongdoing of any of the Parties.  The Settlement Agreement shall not be construed or deemed to be evidence of or an admission or concession on the part of any of the Settling Defendants with respect to any of the Claims or of any fault or liability or wrongdoing whatsoever, or any infirmity in the defenses that the

Settling Defendants have or could have asserted.  The Settlement Agreement also shall not be construed or deemed to be evidence of or an admission or concession on the part of Lead Plaintiffs, Monster or the Monster SLC of any infirmity in the Claims.

9.             The Monster SLC and Lead Plaintiffs have made comprehensive and thorough investigations of all of the claims and allegations asserted in the State Action and the Federal Action.  While the Monster SLC and Lead Plaintiffs believe that the claims asserted have merit, they also believe that the Settlement provides reasonable and fair compensation to the Company and is in the best interests of the Company.  In agreeing to the Settlement, the Monster SLC and Lead Plaintiffs have considered:  (a) the facts developed through their investigation and evaluation of the relevant law; (b) the attendant risks and uncertainty of litigation, as well as the burdens and delay inherent in such litigation; (c) Settling Defendants’ defenses; (d) the substantial cost to the Company of continuing any litigation; and (e) the conclusion of the Monster SLC and Lead Plaintiffs that, under the circumstances, the terms and conditions of the Settlement as set forth in the Settlement Agreement are fair, reasonable, adequate and in the best interests of the Company.

10.           The Settling Defendants have vigorously denied, and continue to deny, any and all liability with respect to the Actions, deny that they engaged in any wrongdoing, deny that they committed any violation of law, deny that they breached any fiduciary duties, deny that they acted improperly in any way, and deny liability of any kind to the Company.(1)

(1)           Settling Defendant Myron Olesnyckyj does not join this sentence of the Notice.  On the advice of counsel, Mr. Olesnyckyj asserts his right against self-incrimination contained in the Fifth Amendment to the Constitution of the United States and declines to make any representations regarding the allegations in the State Action or the Federal Action in this sentence or elsewhere in this Notice.  Settling Defendant Andrew J. McKelvey joins this portion of the Settlement Agreement only to the extent that it is consistent with a Deferred Prosecution Agreement between him and the United States Attorney’s Office for the Southern District of New York dated January 23, 2008.

The Settling Defendants have agreed to the Settlement to:  (a) avoid further expense; (b) dispose of potentially burdensome and protracted litigation; (c) finally put to rest all claims the Company may have arising from or relating to the State Action and the Federal Action; and (d) permit the Company and its officers and directors to pursue the Company’s business without collateral involvement in ongoing litigation.

11.           In light of these considerations, the Parties, through their counsel, engaged in arm’s-length negotiations and have agreed the Settlement, whose terms are entirely set forth in the Settlement Agreement.  As such, the Settlement, which provides immediate, material benefits to the current Monster shareholders and Monster, is in the Company’s best interests.

12.           No Court has determined the merits of the Claims or the defenses thereto.  This notice does not imply that there has been or would be any finding of violation of law or that recovery could be had in any amount if the Actions were not settled.

TERMS OF THE SETTLEMENT

13.           As a result of the filing, prosecution and Settlement of the State Action and the Federal Action, Lead Plaintiffs, the Monster SLC, and the Board of Directors of Monster (the “Board”) have agreed that the Board shall adopt and/or cause the Company to implement (to the extent not already implemented) via amendments to the Company’s charter, bylaws, and/or committee charters, the following corporate governance practices:

A.            Stock Option Grants

1.             Except as provided below, Monster stock options shall only be granted at regularly scheduled, quarterly meetings of the Compensation Committee.  The dates of the quarterly meetings shall be set by the Compensation Committee at least sixty days prior to the meeting.  In exceptional circumstances, such as an acquisition or the hire of a new employee, the Compensation Committee may permit the granting of stock options on other dates.  The Compensation Committee’s approval of any exceptional circumstances grant must be in writing and include a reasonable description of the exceptional circumstances.

2.             Monster stock option grants shall be limited to a reasonable size with limits to be set by the Compensation Committee.

3.             Monster stock option grants shall have a minimum vesting period of two years and vest ratably.  At least 25 percent of all stock option grants shall vest in no less than three years.  The Compensation Committee may, however, allow for shorter vesting periods in exceptional circumstances, such as an acceleration event or a change in control.

4.             All actions required to effect the grant of a stock option by the Company’s governance provisions, stock option plans, and applicable laws, shall be completed, executed, and documented in writing.

5.             All stock option grant recipients shall be identified on the date of the option grant, as well as the strike price and number of options received by each individual.

6.             Any future oral grant of stock options shall be null and void.

7.             All records relating to the award of stock options shall be maintained for at least ten years, and in no event shall the records be destroyed prior to the exercise or expiration of all options which are the subject of those records.

8.             Monster’s Forms 10-Ks shall each include a list of the names of all persons awarded 100,000 or more stock options during the relevant period of each Form 10-K, the number of stock options awarded per person, the date of each award, the strike price, and the vesting period.

9.             All stock option plans shall be approved by a majority of the shareholders of Monster.

10.           In the event the Company institutes a share repurchase program specifically intended to repurchase shares upon exercise of outstanding options issued under any of the Company’s option plans, then the Company shall promptly disclose such share repurchase program, as well as the number of shares that the Company intends to purchase in connection with the exercise of such options.  The Company will continue quarterly to disclose the number of shares year to date that were repurchased pursuant to any share repurchase program, as well as the number of shares that were issued by the Company in connection with the exercise of stock options granted by the Company under any of its option plans.

B.            The Board of Directors

1.             Monster shall implement the NASDAQ standard for director independence.

2.             An “independent director” shall be defined as a director who is not, or in the past three years has not been, employed by the Company, its subsidiaries or affiliates; does not, or in the past three years has not, received any material remuneration as an advisor, consultant, or legal counsel to the Company, its subsidiaries, or affiliates or to a member of the Company’s senior management; does not have, and in the past three years had no, material contracts with the Company, its subsidiaries, or affiliates pursuant to which the director himself or herself directly performed personal services for the Company; is not, and in the past three years has not been, affiliated with or employed by an accounting firm that has acted as independent auditor of the Company, its subsidiaries, or affiliates during that three-year time period; and has not, in the past three years, had any material business relationship or engaged in any significant transaction with the Company, or its subsidiaries or affiliates, other than for service as a director.

3.             At least two-thirds of the Board shall be comprised of “independent directors.”

4.             Each independent director shall certify, in writing, his or her “independence,” as defined above, and immediately inform, in writing, the Chairman of the Board of any change in status.

5.             Unless approved by a majority vote of independent directors, the acting Chairman of the Board shall be someone other than the CEO.

6.             The independent directors shall meet separately from the rest of the Board at least once per quarter.

7.             The independent directors shall annually elect or reaffirm by majority vote a “Lead Independent Director.”  The position of Lead Independent Director shall rotate at least once every three years.  In addition to the duties of all Board members, which shall not be limited or diminished by the Lead Independent Director’s role, the specific responsibilities of the Lead Independent Director shall include:

a.                                       advising the Board as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of the Company’s operations;

b.                                      providing the Board with input as to the preparation of agendas for Board and Committee meetings;

c.                                       advising the Board as to the quality, quantity, and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties; and, although the Company’s management is responsible for the preparation of materials for the Board, the Lead Independent Director may specifically request the inclusion of certain materials;

d.                                      recommending to the Board the retention of consultants who report directly to the Board;

e.                                       coordinating, developing the agenda, and presiding at executive sessions of the independent directors, which shall be held at least quarterly; and

f.                                         acting as principal liaison between the independent directors and the Chairman of the Board on sensitive issues.

8.             Directors shall be limited to serving on the boards of no more than four public companies, including Monster Worldwide.

C.            Election of Directors

1.             All directors shall stand for election annually unless such a provision is changed by the shareholders.

2.             Any director who does not obtain an affirmative shareholder vote of greater than 50 percent of those shares voting shall offer to resign.  The Board may accept or reject the offer of resignation.

D.            The Compensation and Audit Committees

1.             The Audit Committee of the Board shall include a minimum of three independent directors, as defined above, and the Compensation

Committee of the Board shall include a minimum of two independent directors, as defined above.

2.             The Chairman of the Compensation Committee shall not serve as the Chairman of the Audit Committee.

3.             The Audit and Compensation Committees shall have plenary authority to retain independent, outside counsel, which shall be available to, among other things, review the award of stock option grants, and to discharge any such counsel.  The Company shall also have the right to retain independent, outside counsel to review such matters.

4.             At least one member of the Audit Committee shall qualify as an “audit committee financial expert” as defined by item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

5.             The Audit Committee shall have exclusive authority to retain the Company’s external auditor (subject to ratification by the affirmative vote of a majority of the shareholders) and to discharge any such firm.

6.             The Audit Committee shall meet:

a.             with the Company’s external auditor, at least annually, outside of the presence of Company employees, to review the results of each external audit of the Company, the report of the audit, any related management letter, management’s responses to recommendations made by the external auditor in connection with the audit, all significant reports of the internal auditing department, and management’s responses to those reports; and

b.             separately with management and the Company’s external auditor prior to the filing with the SEC of each Form 10-K and 10-Q to discuss, among other things, the appropriateness of the Company’s accounting policies.

7.             The Compensation Committee shall select and retain an expert independent consultant, once every two years, to evaluate the Company’s stock option grants and stock option program (if any exists).

E.             The Corporate Governance and Nominating Committee

1.             The Nominating Committee shall be renamed the Corporate Governance and Nominating Committee, which, in addition to its current responsibilities, shall have principal responsibility for recommending revisions to this Corporate Governance Plan.  In particular, the Corporate Governance and Nominating Committee shall:

a.             Periodically review the governance structure of the Board;

b.             Recommend to the Board the director nominees to serve on Board committees;

c.             Periodically review the size of the Board; and

d.             Conduct an annual review of the independence of all directors pursuant to the independence guidelines set forth above.

2.             The Corporate Governance and Nominating Committee shall include a minimum of two members of the Board of Directors who shall all be independent.

F.             Corporate Control and Compliance

1.             There shall be a Senior Vice President of Risk and Internal Audit who shall head Internal Audit and report directly to the Chief Financial Officer and to the Chairperson of the Audit Committee.  The Senior Vice President of Risk and Internal Audit shall be responsible for examining and evaluating the adequacy and effectiveness of the Company’s internal control procedures, shall have no other significant Company responsibilities, and shall not have any Company responsibilities incompatible with responsibility for the Company’s internal control procedures.  Such officer may only be removed with the approval of the Audit Committee.

2.             The annual report on internal controls mandated by § 404 of the Sarbanes-Oxley Act of 2002 shall assess the compliance of the Company’s future stock option grants with the terms of the stock option plan.

G.            Adoption and Amendment of Corporate Governance Plan

1.             Any proposed amendment(s) to this Corporate Governance Plan must be approved by a vote of two-thirds of the Independent Directors.

Monster, the Monster SLC, and Lead Plaintiffs agree that these corporate governance measures are in the best interests of Monster and Monster’s shareholders.

14.           Monster, the Monster SLC, and the Lead Plaintiffs agree that the Settlement, pursuant to the terms of the Stage I Recovery set forth on Exhibits B and C attached to the Settlement Agreement, including one or more cash payments to Monster, cancellation of outstanding Monster stock options and restricted stock units, and/or repricing of outstanding Monster stock options, in exchange for a release of liability from all Claims is in the best interests of the Company and provides a substantial benefit to Monster and its shareholders.  In addition, Monster, the Monster SLC, and the Lead Plaintiffs further agree that Monster receives significant corporate process benefits from the corporate governance practices set forth in paragraph 13 and the conversion of Andrew J. McKelvey’s shares of Class B Common Stock into shares of Class A Common Stock.

15.           It is an important element to each of the Parties’ participation in this Settlement that they obtain the fullest possible release from further liability to anyone relating to the Claims.  It is the intention of the Parties that this Settlement eliminate all further risk and liability of the Parties to the Claims, and that the Settlement shall be a final and complete resolution of all disputes asserted or which could be or could have been asserted with respect to the Claims, whether known or unknown.

16.           Upon the Effective Date, the Monster SLC, Lead Plaintiffs, and Monster and their subsidiaries, affiliates, members, directors, officers, employees, partners, agents, attorneys, heirs, administrators, successors and assigns, shall release and be deemed to release and forever discharge, and shall forever be enjoined from prosecuting, the Claims against each and all of the Settling Defendants and their respective heirs, executors, administrators, successors, assigns, affiliates, employees, partners, and agents.

17.           Upon the Effective Date, each and all of the Settling Defendants, on their own behalf and on behalf of their respective heirs, executors, administrators, successors, assigns, affiliates, employees, partners, agents, and attorneys, shall release and be deemed to release and forever discharge, and shall be forever enjoined from prosecuting, the Claims against the Monster SLC, Lead Plaintiffs, and Monster and their subsidiaries, affiliates, members, directors, officers, employees, partners, agents, attorneys, heirs, administrators, successors, and assigns, except the rights described in paragraph 8 of the Settlement Agreement.  Upon the Effective Date, Andrew J. McKelvey will also be released from all other potential claims or causes of action relating to any subject matter whatsoever except for potential claims or causes of action currently unknown to the Company’s Board of Directors that involve intentional, fraudulent, or criminal conduct in consideration for the recovery obtained from him.

18.           The Monster SLC will use its best efforts to seek prompt resolution of the Federal Action as against each of the Settling Defendants consistent with the terms of the Settlement Agreement.

19.           The Monster SLC will assume the pending Stage II Legal Claims.  If the Monster SLC reaches any proposed resolution of the pending Stage II Legal Claims (including the potential dismissal of such claims), the Monster SLC shall provide Lead Plaintiffs’ Counsel with notice of such proposed resolution seven (7) days before the SLC approves the proposed resolution, and Lead Plaintiffs shall be afforded the opportunity to comment on the terms of the proposed resolution during that seven-day period.  Lead Plaintiffs agree that the Monster SLC will have the exclusive right to investigate, assert, pursue, and settle future Stage II Legal Claims, if any, that Monster may have against any parties or non-parties if such claims arise from or are related to the allegations in the State Complaint or the allegations in the Federal Complaint.

20.           The Monster SLC and Lead Plaintiffs conclude that there is no basis for the Claims against Brad Baker, Chris Power, and David Stein and that those Claims should be dismissed with prejudice.  Nonetheless, the Monster SLC, Monster, Lead Plaintiffs, Brad Baker, Chris Power and David Stein agree to settle any Claims in consideration of mutual releases as described in paragraphs 15-17 above.

LEAD PLAINTIFFS’ COUNSEL ATTORNEYS’ FEES AND EXPENSES

21.           Lead Plaintiffs’ Counsel have agreed to apply to the State Court for an award of attorneys’ fees and expenses not to exceed $4.9 million (the “Attorneys’ Fees”).

22.           The fee application shall be in accordance with the terms detailed in paragraphs 17-20 of the Settlement Agreement and Monster has agreed not to oppose that application if so limited.  Payment by Monster of any Attorneys’ Fees shall not be made prior to, and is contingent upon, the Effective Date.

23.           To date, Lead Plaintiffs’ Counsel have not received any payment for their services in prosecuting these Actions, nor have they been reimbursed for their out-of-pocket expenses.  The Attorneys’ Fees would compensate counsel for their efforts in achieving the benefits described herein and in the Settlement Agreement, and for their risk in undertaking this representation on a contingency basis.

SETTLEMENT HEARING

24.           The Hearing will be held on October 2, 2008, at 2:30 p.m., before the Honorable Eileen Bransten, of the New York State Supreme Court, at the New York County Courthouse 60 Centre Street, Room 442, New York, NY 10007.  The purpose of the Hearing will be to determine whether the proposed Settlement should be approved by the State Court as fair, reasonable and adequate and to consider the application of Lead Plaintiffs’ Counsel for attorneys’ fees and expenses.  The State Court will also rule on any other matters before it.  Pursuant to the Federal Court’s Conditional Order of Dismissal, all current Monster shareholders will be bound by the applicable determinations and orders of the State Court, and by the Judgment in the State Action.

25.           The State Court may adjourn the Hearing by oral announcement at such hearing or at any adjournment without further notice of any kind.  The State Court may approve the Settlement with or without modifications, enter a Judgment, and order the payment of the Attorneys’ Fees without further notice of any kind.

RIGHT TO APPEAR AND OBJECT

26.           Any current Monster shareholder may appear at the Hearing, in person or through counsel of his, her or its choice, to show cause why (a) the Settlement should not be approved, (b) a Judgment on the terms contained in the Settlement Agreement should not be entered, or (c) Lead Plaintiffs’ Counsel should not be awarded the requested attorneys’ fees and expenses.  Unless otherwise ordered by the State Court, however, no Monster shareholder shall be heard or shall be entitled to contest the approval of the Settlement, or Lead Plaintiffs’ Counsel’s fee application, and no papers, briefs, pleadings or other documents submitted by any Monster shareholder or any other person shall be received and considered, unless, no later than thirty (30) days prior to the Hearing that person has caused to be filed written objections, stating all supporting bases and reasons, with:

Hon. Norman Goodman

County Clerk of New York County

60 Centre Street, Room 161

New York, New York 10007

and has served copies of all such papers at the same time upon the following by first-class mail:

Salvatore J. Graziano	Stacey R. Friedman
BERNSTEIN LITOWITZ BERGER	SULLIVAN & CROMWELL LLP
& GROSSMANN LLP	125 Broad Street
1285 Avenue of the Americas	New York, New York 10004
New York, New York 10019
Counsel for the Special Litigation
Co-Lead Counsel for State Plaintiffs	Committee of Monster Worldwide, Inc.

Andrew J. Levander	Lawrence P. Kolker
DECHERT LLP	WOLF HALDENSTEIN ADLER
30 Rockefeller Plaza	FREEMAN & HERZ LLP
New York, New York 10112	270 Madison Avenue
New York, New York 100016
Counsel for Monster Worldwide, Inc.
Co-Lead Counsel for Federal Plaintiffs

27.           Every objection must contain:  (a) the person’s name, address and telephone number; (b) the number of shares of Monster common stock the person owns; (c) the date(s) of purchase of such shares; (d) a detailed statement of the basis of the person’s objections to or comments upon the Settlement, Lead Plaintiffs’ Counsel’s request for attorneys’ fees and reimbursement of expenses, or any other matter before the Court; (e) any supporting papers, including all documents and writings that the person desires the Court to consider; and (f) a representation as to whether the person intends to appear at the Hearing.

28.           Any Monster shareholder who does not make his, her, or its objection in the manner provided for herein shall be deemed to have waived such objection and shall forever be foreclosed from making any objections to the fairness, adequacy, or reasonableness of the Settlement, or Lead Plaintiffs’ Counsel’s fee application.

29.           Monster shareholders do not need to take any action to indicate their approval of the Settlement and the Settlement Agreement.

FURTHER INFORMATION

30.           This Notice does not describe all of the details of the Settlement Agreement.  For additional information about the allegations of the complaint and the terms of the proposed settlement, shareholders are directed to: http://corporate.monster.com/secfilings, or shareholders without access to the Internet can: (a) review the Settlement Agreement filed with the Court, which may be inspected during business hours, at the office of the County Clerk, 60 Centre Street, New York, NY 10007; or (b) obtain a copy of this document by contacting:

Robert Jones

Monster Worldwide, Inc.

622 Third Avenue

New York, New York 10017

DO NOT CONTACT THE COURT REGARDING THIS NOTICE.

DATED:  July 31, 2008